Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-200540 and 333-133470) of our report dated June 10, 2022, appearing in this Annual Report on Form 11-K of the SkyWest, Inc. Employees’ Retirement Plan for the year ended December 31, 2021.

/s/ Tanner LLC

Lehi, Utah

June 10, 2022